Exhibit 99.6

	Transactions Over the Last Two Years
							Cost Saves (Estimates)
	Company Name	Ticker	Proxy Date	Date Splits Completed	Assets ($000s)	Splits	Annual Recurring - Personnel	Annual Recurring - Other	Non-Recurring	Total Shares(Prior to Splits)	Shares Eliminated (Estimates)	Reason
1	Home Loan Financial Corporation	HLFN	7/13/2005	8/26/2005	160,342	1 for 600/ 600 for 1	65,000	200,000	34,200	1,699,913	84,538	Going Private
2	Home City Financial Corporation	HCFC	8/28/2006	11/1/2006*	148,159	1 for 210/ 210 for 1	30,000	96,300	125,000	835,690	14,778	Going Private
3	Community Investors Bancorp	CIBI	7/15/2005	9/22/2005	122,762	1 for 300/ 300 for 1	50,000	150,000	110,000	1,054,717	40,152	Going Private
4	FFD Financial Corporation	FFDF	8/2/2005	Aborted**	139,705	1 for 350/ 350 for 1	40,000	133,000	125,000	1,189,977	78,000	Going Private
5	ABS Financial	ASBP	5/4/2005	7/11/2005	172,961	1 for 300/ 300 for 1	20,000	178,000	145,000	1,705,047	86,333	Going Private
6	Northeast Indiana Bancorp	NIDB	4/18/2005	6/16/2005	228,672	1 for 125/ 125 for 1	43,500	134,250	100,000	1,417,279	17,656	Going Private
7	Central Federal Corporation	CFBK	1/12/2005	Aborted***	107,011	1 for 325/ 325 for 1	103,000	177,000	Indeterminable	2,225,987	89,323	Going Private
8	KS Bancorp Inc.	KSBI	1/18/2005	3/18/2005	223,208	1 for 200/ 250 for 1	100,000	152,500	Indeterminable	1,197,029	59,085	Going Private
9	County Bank Corp.	CNBC	12/2/2005	3/1/2006	256,972	1 for 500/ 500 for 1	13,400	47,600	75,000	1,118,315	51,476	Going Private
10	South Street Financial Corp.	SSFC	2/2/2007	Pending	268,848	Less than 750: Convert to Series A Preferred on 1:1 basis or receive cash	129,000	156,000	Indeterminable	2,954,696	76,864	Going Private

	* Held two shareholder meetings as a result of a large number of individuals purchasing less than 210 shares in order to cash out and receive the redemption price.
	** Aborted due to a large number of shareholders buying less than 350 shares to obtain the redemption price.
	*** The Board recognized arbitrage activity and reserved the right to abandon the transaction if costs were to exceed $2 million.